EXHIBIT 99.3

Questions and Answers for North Bay Bancorp Shareholders about the

Umpqua Holdings Corporation and North Bay Bancorp Merger

January 2007

The question and answer document below provides summary information only.  North Bay shareholders should read the proxy statement that will be mailed for complete information about the merger.  This is not a proxy solicitation and is provided only to satisfy requests for general information.

Q:

What is Umpqua Bank?

A:  Umpqua Bank is a subsidiary of Umpqua Holdings Corporation (NASDAQ: UMPQ), and the Pacific Northwest’s largest independent community bank, with $7.2 billion in assets and $5.7 billion in deposits as of Sept. 30, 2006.  Based in Roseburg, Ore., Umpqua Bank has 134 locations between Napa, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Bank also has retail mortgage lending offices in Oregon and California.

Umpqua Bank offers a wide range of personal and business loans and accounts, as well as investment services through its subsidiary, Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington.  In addition, Umpqua Bank has an extensive ATM network with 150 locations throughout Oregon, California and Washington.

A full listing of Umpqua Bank’s products, services, and locations is available online at www.umpquabank.com. Umpqua Bank was founded as South Umpqua State Bank in Canyonville, Ore. in 1953. Umpqua Holdings Corporation is based in Portland, Ore.

Q:

How much will Umpqua Holdings Corporation pay to acquire North Bay Bancorp?

A:  Upon completion of the transaction, North Bay Bancorp shareholders will receive 1.217 Umpqua Holdings shares for each North Bay Bancorp share of common stock.  Umpqua expects to issue approximately 5.1 million shares of its common stock in connection with the merger.

Q.

How much will this merger increase Umpqua Bank’s total assets, deposits and Umpqua’s shareholders’ equity?

A.

This proposed acquisition will increase total assets to approximately $8 billion, deposits to approximately $6.1 billion, Umpqua Holdings Corporation’s shareholders’ equity to approximately $1.3 billion, and will augment Umpqua Bank’s presence in Northern California.

Questions and Answers for North Bay Bancorp Shareholders

Umpqua Bank and North Bay Bancorp Merger

Q:

Will North Bay Bancorp retain its name?

A:

No.  Upon approval and completion of the merger, all North Bay Bancorp offices and its subsidiaries – The Vintage Bank and Solano Bank division – will adopt the Umpqua Bank name and logo.

Q:

How can Umpqua Bank remain a community bank as it continues to grow?

A:

Umpqua has been operating as a community bank since its inception more than 50 years ago.  Umpqua believes size and location do not define a community bank. It is how a bank operates that can define it as a community bank.  At Umpqua, our community focus is derived from our culture, the experience we provide our customers and all the conscious decisions we make to ensure we function as a true community bank.  This includes empowering our associates at the front line, structuring ourselves so we are making decisions locally, serving our communities through volunteerism and delivering unparalleled customer service.

Q:

When will North Bay shareholders be able to vote on the proposed transaction?

A:

Proxy statements will be sent to North Bay shareholders.  A shareholder meeting for North Bay Bancorp will take place for the shareholders to vote on matters related to this transaction ..   Umpqua shareholders are not required to vote on the transaction ..  More information about the date and location of the meeting will be provided in the coming months.

Q:

What regulatory approvals must be received to complete the merger?

A:

The merger will go through standard regulatory approval process of the Federal Deposit Insurance Corporation and will require waivers from other federal and state government agencies.

Q:

When will the merger be completed?

A:

The merger will be completed upon shareholder and regulatory approval, which is expected to come during the second quarter of 2007.

Q:

For more information about this merger, who should one contact?

A:

Customers, shareholders, and other interested persons are encouraged to contact Terry Robinson, president and CEO, at 707-252-5024.

Questions and Answers for North Bay Bancorp Shareholders

Umpqua Bank and North Bay Bancorp Merger

This document includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua’s and North Bay Bancorp’s filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Specific risks in this press release include whether both companies receive regulatory approvals, whether North Bay shareholders approve the transaction, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

The foregoing may be deemed to be offering materials of Umpqua Holdings Corporation and solicitation of materials of North Bay Bancorp in connection with the proposed merger of North Bay with and into Umpqua.  North Bay shareholders are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, North Bay, the acquisition and related matters. The directors and executive officers of North Bay may be deemed to be participants in the solicitation of proxies from North Bay shareholders. Information regarding the participants and their security holdings can be found in North Bay’s most recent proxy statements filed with the SEC and the proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from North Bay by directing a request to North Bay Bancorp, Investor Relations, P.O. Box 2200,1190 Airport Road, Napa, CA 94558.

Questions and Answers for North Bay Bancorp Shareholders

Umpqua Bank and North Bay Bancorp Merger